Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources Reports
Fourth Quarter and Full Year 2015 Financial Results

2015 Paragon Waste Solutions ‘CoronaLux™’ Revenue Increased 876% to $1 Million

GOLDEN, Colo., April 11, 2016 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental, renewable fuels and industrial waste stream management services, reported financial results for its fourth quarter and full year ended December 31, 2015.

Fourth Quarter and Full Year 2015 Financial Highlights

•	Total revenue in Q4 2015 was $3.2 million versus $5.4 million in Q4 2014, with the full year 2015 revenue at $12.6 million versus $17.3 million in 2014.
•	Q4 2015 revenues were $1.9 million in Industrial and Railcar Cleaning, $0.4 million in Environmental Technology Solutions (MV) and $0.9 million in Solid Waste (Paragon Waste Solutions).

•	Full year 2015 revenues were $8.3 million in Industrial and Railcar Cleaning, $3.2 million in Environmental Technology Solutions (MV) and $1.0 million in Solid Waste (Paragon Waste Solutions).

•	Gross profit in Q4 2015 was $0.3 million versus $1.5 million in Q4 2014 (representing gross margins of 8.2% vs. 27.8%), with the full year 2015 gross profit at $2.3 million versus $5.3 million in 2014 (representing gross margins of 17.8% vs 30.5%).

•	Net loss attributable to SEER in Q4 2015 was $1.1 million versus net loss of $0.1 million in Q4 2014, with the full year 2015 net loss at $2.9 million versus net loss of $0.3 million in 2014.
•	Q4 2015 adjusted EBITDA loss was $0.6 million compared to a gain of $0.3 million in Q4 2014, with the full year 2015 adjusted EBITDA loss at $1.7 million compared to a gain of $1.3 million in 2014.

2015 and Subsequent Operational Highlights

•	REGS/Tactical (Services)
o	Launched a new, full-service rail car cleaning facility in Illinois with our partner, Union Tank Car Company (UTLX).
o	Received all permitting and approvals to install flaring capabilities necessary to commence cleaning of liquid propane gas (LPG) cars, a new and higher-margin sector of rail cars. LPG cars have already been directed to the facility with service commencing this month.
o	Established roll out of patented V3RU™ and V3RU Plus™ vapor control technologies targeting harmful fugitive emissions in the U.S. oil and gas fields (i.e. methane, propane, butane and other volatile organic compounds). V3RU Plus now designed and built to generate renewable energy, increase well productivity as well as accomplish regulatory compliance.
o	Created broad regulatory compliance platform utilizing new REGS technologies to provide customers with cost savings and beneficial uses of the captured gases.

•	SEER Environmental Materials (SEM)
o	Launched SEM as a wholly owned subsidiary of SEER in the fourth quarter of 2015.
o	Acquired valuable intellectual property and technology, which enhanced the company’s own R&D efforts to produce a new and improved absorbent technology BAM (bio-active media™) that was successfully field tested by SEER’s MV subsidiary.
o	Established sales of improved absorbent technology product in the fourth quarter of 2015, which carry a higher margin profile and will grow in 2016 and beyond.
•	MV Technologies (MV)

o	Completed installation of largest H2SPlus System to date at a major landfill facility in Florida consisting of six vessels and nearly 10,000 cubic feet of BAM media.

o	Current installed base of MV equipment represents approximately $1.7 million in annual recurring revenue potential from BAM and all other media sales.

o	Expanded product portfolio and suite of technology options by incorporating advances in chemical absorbents from SEER’s newly formed SEM subsidiary through a partnership with one of the world’s largest catalyst manufacturers. This has meaningfully increased MV’s addressable market reach with both existing and new potential customers.

o	MV closed $3.8 million in new business in 2015 from the existing pipeline and the first quarter of 2016 is on track to exceed new business versus Q1 2015.
•	Paragon Waste Solutions - CoronaLux™

o	Successfully demonstrated California partner is operating at full capacity under the conditional permit, confirming initial revenue and profitability projections.

o	Confirmed actual operating costs are tracking better than initially projected and operation has been incident-free for three consecutive quarters.

o	Developed expansion plans for California in conjunction with JV partner and the facility for a new processing site housing multiple systems has been secured.
o	Established significant inventory of medical waste destruction units to fulfill current business development initiatives focused domestically on California, Florida and Texas.

o	Installed the first CoronaLux for the Paragon UK JV partner at an operating medical waste treatment facility, similar to the waste treatment campus located in Paramount, California.
o	Engaged a permitting consultant for Paragon’s JV partner in South Carolina.

o	Finalized the number of candidates for Paragon’s Chinese partner for CoronaLux L unit installation.

Management Commentary

“While the challenging conditions experienced throughout the energy sector last year weighed on our tank and rail cleaning businesses, we made excellent progress on the businesses that will generate the most value for our company going forward,” said SEER’s chairman & CEO, John Combs. “The cost-saving measures implemented last year will help us generate improved operating metrics as both volume and business mix improve in 2016. Further, the efforts to expand our business development personnel and diversify customer concentrations outside of the volatile oil and gas sector, while further commercializing our technology solutions segment are paying off. In fact, during the first quarter of 2016 we are seeing improvements across all of our businesses.

“We have made meaningful progress in bringing our disruptive waste management and destruction technologies to the domestic and international markets through a capital light business model. As we extend the geographic roll-out of the patented CoronaLux™ technology, our belief that this process is the safest and most cost effective hazardous waste destruction technology commercially available has been confirmed by multiple operators. We believe we are on the verge of receiving much broader operating permitting in Southern California, arguably the most challenging place in the country to get permitted due to stringent air quality restrictions. While this process has taken considerably longer than anticipated, these barriers to entry create a valuable asset and competitive advantages, both domestic and abroad. Our continued successful operations in California corroborate our profitable fiscal models and highlight the efficacy of this disruptive technology.”

Fourth Quarter and Full Year 2015 Financial Results

Total revenue in the fourth quarter of 2015 declined to $3.2 million compared to $5.4 million in the same year-ago quarter. For the full year of 2015, total revenue was $12.6 million versus $17.3 million in 2014. The decrease is primarily attributable to the decreases in revenues from our industrial cleaning segment which decreased from approximately $10.2 million in 2014 to approximately $5.3 million in 2015, a decrease of $4.9 million or approximately 48% and was primarily attributable to a single customer.

Industrial and Railcar Cleaning revenue in the fourth quarter of 2015 totaled $1.9 million versus $3.8 million in the same year-ago quarter. Environmental Solutions revenue in the fourth quarter of 2015 totaled $437,900 versus $1.5 million in the same year-ago quarter and Solid Waste (PWS) revenue in the fourth quarter of 2015 totaled $881,300 versus $9,700 in the same year-ago quarter.

Industrial and Railcar Cleaning revenue for the full year of 2015 totaled $8.3 million versus $12.8 million in 2014. Environmental Technology Solutions revenue for the full year of 2015 totaled $3.2 million versus $4.3 million in 2014. The decrease is primarily attributable to lower media replacement sales and lower long-term contracts. Solid Waste (PWS) revenue for the full year of 2015 totaled $1.0 million versus $109,000 in 2014. The increase in solid waste revenue in both periods is primarily attributable from the sale of two CoronaLux™ units to our China and UK partners.

Gross margins in the fourth quarter of 2015 decreased to 8.2% from 27.8% in the same year-ago quarter, and for the full year of 2015 decreased to 17.8% versus 30.5% in 2014. The decrease in margin is due to a reduced utilization of equipment and manpower as a result of the significant reduction in service revenue.

Industrial and Railcar Cleaning gross margins decreased to 21% versus 34% in 2014. Environmental Solutions gross margins increased 40 basis points to 27% versus 26.6% in 2014.

Solid Waste (PWS) gross margins were negative 48% versus negative 264% in 2014. The increase in solid waste costs was the primarily reason for negative gross margins in our solid waste division due to an increase in personnel to support the placement and operation of CoronaLux™ units with customers, along with product development and enhancement activities.

Total operating expenses for the full year of 2015 decreased 11% to $16.0 million versus $18 million in 2014. The $2.0 million decrease in total operating costs was the result of 1) a decrease in service costs of approximately $1.9 million associated with a 35% decrease in service revenues of $4.5 million and 2) a decrease in SG&A of approximately $333,000 in 2015 versus 2014.

Net loss attributable to SEER in the fourth quarter of 2015 totaled $1.1 million or ($0.02) per diluted share, compared to net loss of $93,000 or ($0.00) per diluted share in the same year-ago quarter. For the full year of 2015, net loss attributable to SEER totaled $2.9 million or ($0.05) per diluted share, compared to net loss of $284,000 or ($0.01) per diluted share in 2014. The net loss in both periods was primarily due to the 29% decrease in revenue in 2015 versus 2014.

Adjusted EBITDA loss in the fourth quarter of 2015 totaled $635,000 compared to a gain of $296,000 in the same year-ago quarter. Adjusted EBITDA loss in 2015 totaled $1.7 million compared to an adjusted EBITDA gain of $1.3 million in 2014 (see definition and further discussion about the presentation of adjusted EBITDA, a non-GAAP term, below).

Cash at December 31, 2015, totaled $257,000 compared to $443,000 at December 31, 2014. Subsequent to year end, the company raised $325,000 in equity financing.

Further details about the company’s results in 2015 are available in its Annual Report Form 10-K, accessible in the investor relations section of the company’s website at www.seer-corp.com.

2016 Business Update & Outlook

“The heavy lifting and corrective measures in 2015 have been completed with all our business units and we believe the stage is now set for an exciting 2016," continued Combs. “The regulatory winds are at our backs in Colorado with new rules for methane pollution from oil & gas operations that make our VR3U Plus solution a natural fit to achieve regulatory compliance. MV is well positioned to capitalize on a broader range of opportunities and offer new media products, several that contain higher margin profiles.

“Already in 2016, we are seeing continued momentum with our CoronaLux system in the California market and abroad. The success with which the CoronaLux system has been destroying medical waste in California has exceeded expectations, confirming the facility’s designation as ‘the only waste treatment facility in the state of California that is approved to treat all types of medical waste, including pharmaceutical waste.’ This designation is the first approval granted by California in over 12 years and paves the way for the company to treat waste streams that have some of the highest associated costs.

“Operational efficiencies, system automation and throughput have been optimized with our CornaLux system in 2016. Once final permitting has been obtained, our California JV partner plans to implement an initial state-wide roll-out program with at least two central processing facilities strategically located with four to six CoronaLux systems at each facility. Today, 100% of the ‘incinerate only’ waste from California is transported to Texas, Utah or Maryland. The associated cost savings, carbon footprint reduction and liability issues create an incredible opportunity on which to capitalize and we look forward to achieving several milestones in 2016 that will drive significant shareholder value in the near future.”

Conference Call

Strategic Environmental & Energy Resources Chairman and CEO John Combs and CFO Monty Lamirato will host the conference call, followed by a question and answer period. Management will provide both qualitative and quantitative information that will expand on the details provided in this release.

Date:	Monday, April 11, 2016

Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number:	1-877-545-1402

International dial-in number:	1-719-325-4770

Conference ID:	9478214

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=118905 and via the investor relations section of the company’s website at www.seer-corp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time through May 11, 2016.

Toll-free replay number:	1-877-870-5176

International replay number:	1-858-384-5517

Replay ID:	9478214

Fiscal Fourth Quarter & 2015 Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on April 11, 2016 in its Annual Report on Form 10-K for the period ended December 31, 2015, and which can be viewed at www.sec.gov and in the investor relations section of the company’s website at www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in "Modified EBITDA," such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

	Year Ended
	12/31/2015	12/31/2014
Net income (loss)	(3,423,600)	(726,000)

Non-controlling interest	536,300	441,400

Net income (loss) applicable to SEER	(2,887,300)	(284,600)

Interest	93,300	77,800

Depreciation and Amortization	716,200	494,600

EBITDA, including non-controlling interest	(2,077,800)	287,800

stock based compensation (option comp, warrant comp, stock issued for services)	307,800	994,400

Modified EBITDA, including non-controlling interest	(1,770,000)	1,282,200

EBITDA, excluding non-controlling interest	(2,614,100)	(153,600)

Modified EBITDA, excluding non-controlling interest	(2,306,300)	840,800

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has four wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas ("Reach"). For more information about the Company visit: www.seer-corp.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company's products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Investor Relations

MZ Group

Chris Tyson

Managing Director – MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
Current assets:	2015	2014
Cash	$257,100	$443,000
Accounts receivable, net of allowance for doubtful accounts
of $246,500 and $263,600, respectively	1,298,900	3,017,800
Costs and estimated earnings in excess billings on uncompleted contracts	204,000	61,100
Prepaid expenses and other current assets	534,000	202,500
Total current assets	2,294,000	3,724,400
Property and equipment, net	4,331,300	4,848,800
Intangible assets, net	786,600	371,400
Other assets	37,500	52,500
TOTAL ASSETS	$7,449,400	$8,997,100
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,382,200	$1,675,900
Accrued liabilities	889,500	925,700
Billings in excess of costs and estimated earnings on uncompleted contracts	587,900	308,500
Deferred revenue	133,900	68,400
Payroll taxes payable	970,500	947,700
Customer deposits	330,000	380,000
Current portion of notes payable and capital lease obligations	660,100	363,000
Notes payable - related parties, including accrued interest	31,800	73,800
Total current liabilities	4,985,900	4,743,000
Deferred revenue, non-current	337,200	388,200
Notes payable and capital lease obligations, net of current portion	1,161,400	60,900
Total liabilities	6,484,500	5,192,100
Commitments and contingencies
Stockholders’ Equity):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued	—	—
Common stock; $.001 par value; 70,000,000 shares authorized; 52,375,079 and
51,726,316 shares issued and outstanding 2015 and 2014, respectively	52,400	51,700
Common stock subscribed	50,000	50,000
Additional paid-in capital	17,690,900	17,108,100
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(15,387,100)	(12,499,800)
Total stockholders’ equity	2,381,200	4,685,000
Non-controlling interest	(1,416,300)	(880,000)
Total equity	964,900	3,805,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,449,400	$8,997,100

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
Revenue:	2015	2014
Products	$3,233,900	$4,302,500
Services	8,346,300	12,886,400
Solid waste	1,064,700	109,000
Total revenue	12,644,900	17,297,900
Operating expenses:
Products costs	2,381,300	3,155,500
Services costs	6,600,900	8,463,100
Solid waste costs	1,411,200	397,500
Selling, general and administrative expenses	5,636,000	5,969,200
Total operating expenses	16,029,400	17,985,300
Loss from operations	(3,384,500)	(687,400)
Other income (expense):
Interest expense	(93,300)	(77,800)
Penalties and late fees	—	(3,700)
Gain on debt settlements	50,100	24,400
Other	(2,300)	18,500
Total non-operating expense, net	(45,500)	(38,600)
Net loss before earnings from equity method joint ventures	(3,430,000)	(726,000)
Income from equity method joint ventures	6,400	—
Net Loss	(3,423,600)	(726,000)
Less: Net loss attributable to non-controlling interest	(536,300)	(441,400)
Net loss attributable to SEER common stockholders	$(2,887,300)	$(284,600)
Net loss per share, basic and diluted	$(.05)	$(.01)
Weighted average shares outstanding – basic and diluted	52,320,762	50,826,800